EXHIBIT 99.1 Contact: Insignia Systems, Inc. Kristine Glancy, CEO (763) 392-6200

FOR IMMEDIATE RELEASE

INSIGNIA SYSTEMS, INC. ANNOUNCES
2018 THIRD QUARTER AND NINE MONTH FINANCIAL RESULTS

MINNEAPOLIS, MN – November 13, 2018 – Insignia Systems, Inc. (Nasdaq: ISIG) (“Insignia”) today reported financial results for the third quarter ended September 30, 2018 (“Q3”).

Overview
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Q3 2018 net sales increased 22.4% to $9.5 million from $7.7 million in Q3 2017, driven by innovation revenue
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Q3 2018 operating income was $846,000 compared to $451,000 in Q3 2017
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Q3 2018 net income was $645,000, or $0.05 per basic and diluted share, compared to $451,000 or $0.04 per basic and diluted share in Q3 2017

Insignia’s President and CEO Kristine Glancy commented, “Our continued transformative efforts are demonstrated with another quarter of both top and bottom line growth driven by both our product and client diversification. We are pleased with our continued strong results in Q3 2018 as net sales increased 22.4% in 2018 compared to 2017 driven primarily by our innovation revenue. Our net income for Q3 2018 was $645,000 compared to $451,000 in 2017. The improvement was primarily driven by our increase in sales and gross profit while continuing to make strategic investments to fuel long-term overall growth.”

Ms. Glancy continued, “We are proud of our 2018 results to date and the successes we have had in the marketplace. However, retailer and CPG volatility in our POPS program make our future results difficult to predict.  Increased competition will change our retail network and the mix of our customers resulting in downward pressure on our financial results early in 2019. We remain focused on maintaining our current clients while also pursuing new clients within our core business. We are generating successful results with our new products and will continue to aggressively push our pipeline with greater focus in the areas our clients are most often requesting and where we can build scale. As we introduce innovation, these products and services  may have lower margin rates than our core business.”

 “Our industry continues to change rapidly, and as a result our clients’ needs are as well. We remain confident that with the combination of our high-performance team, aligned strategic initiatives of accelerating growth with a diversified product portfolio and broadened client base while continuing to appropriately align our costs with strategic investments, we will remain relevant and resilient in the industry.”

Q3 2018 Results
Net sales increased 22.4% to $9,455,000 in Q3 2018, from $7,723,000 in Q3 2017, primarily due to an increase in innovation initiatives. POPS program revenue was relatively flat with a decrease in the number of signs placed partially offset by an increase in average price per sign, which was the result of a favorable mix of CPG clients and contracts. Service revenues inclusive of POPS program and innovation revenue increased during the three months ended September 30, 2018, up 23.3% from the three months ended September 30, 2017.

Gross profit in Q3 2018 increased to $3,563,000, or 37.7% of net sales, from $2,743,000, or 35.5% of net sales, in Q3 2017. The higher gross profit was primarily the result of increased sales, and product mix combined with an increased average price per sign from a favorable mix of CPG clients. The Company incurred costs of approximately $166,000 associated with the implementation of its new IT infrastructure during Q3 2018, compared to $109,000 in Q3 2017.

Selling expenses in Q3 2018 were $908,000, or 9.6% of net sales, compared to $879,000, or 11.4% of net sales, in Q3 2017. The increase was primarily due to increased staff related expenses.

Marketing expenses in Q3 2018 were $703,000, or 7.4% of net sales, compared to $409,000, or 5.3% of net sales, in Q3 2017. Increased marketing expenses were primarily due to increased staffing and staff related costs, promotional activities, and an increase in new product development activities.

General and administrative expenses in Q3 2018 were $1,106,000, or 11.7% of net sales, compared to $1,004,000, or 13.0% of net sales, in Q3 2017. The increase was primarily due to consulting and legal services.

Income tax expense for Q3 2018 was 25.1% of pretax income, or an expense of $216,000, compared to income tax expense of 0.4% of pretax income, or $2,000, in Q3 2017. Tax expense varies between periods, given the Company’s policy of reassessing the annual effective rate on a quarterly basis, as well as the impact of any discrete tax items during the quarter.

As a result of the items above, the net income for Q3 2018 was $645,000, or $0.05 per basic and diluted share, compared to $451,000, or $0.04 per basic and diluted share, in Q3 2017.

As of September 30, 2018, cash and cash equivalents totaled $7.6 million, compared to $4.7 million as of December 31, 2017.

Share Repurchase Plan
As announced on April 5, 2018, the Board of Directors has approved a Stock Repurchase Plan authorizing the repurchase of up to $3.0 million of the Company’s common stock, from time to time on the open market or in privately negotiated transactions through March 31, 2020. During Q3 2018, the Company purchased approximately 45,000 shares at an average price of $1.77 per share.

About Insignia Systems, Inc.

Insignia Systems, Inc. markets in-store advertising products, programs and services primarily to both consumer packaged goods manufacturers and retailers. Insignia has provided in-store media solutions in over 20,000 retail outlets, inclusive of grocery, mass merchants and dollar over the course of 2018. We partner with over 300 consumer packaged goods manufacturers across various categories including center store, refrigerated, frozen and the perimeter.

For additional information, contact (800) 874-4648, or visit the Insignia website at www.insigniasystems.com.
Investor inquiries can be submitted to investorrelations@insigniasystems.com.

Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

Statements in this press release that are not statements of historical or current facts are considered forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. The words “anticipates,” “expects,” “seeks,” “will” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these or any forward-looking statements, which speak only as of the date of this press release. Statements made in this press release regarding, for instance, anticipated future profitability, future service revenues, innovation and transformation of the Company’s business are forward-looking statements. These forward-looking statements are based on current information, which we have assessed and which by its nature is dynamic and subject to rapid and even abrupt changes. As such, actual results may differ materially from the results or performance expressed or implied by such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, including those set forth in our Annual Report on Form 10-K for the year ended December 31, 2017 and additional risks, if any, identified in our Quarterly Reports on Form 10-Q and our Current Reports on Forms 8-K filed with the SEC. Such forward-looking statements should be read in conjunction with the Company's filings with the SEC. Insignia assumes no responsibility to update the forward-looking statements contained in this press release or the reasons why actual results would differ from those anticipated in any such forward-looking statement, other than as required by law.

Insignia Systems, Inc.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Net sales	$9,455,000	$7,723,000	$25,119,000	$18,339,000
Cost of sales	5,892,000	4,980,000	15,805,000	13,469,000
Gross profit	3,563,000	2,743,000	9,314,000	4,870,000
Operating expenses:
Selling	908,000	879,000	2,530,000	2,598,000
Marketing	703,000	409,000	1,873,000	1,262,000
General and administrative	1,106,000	1,004,000	3,580,000	2,871,000

Operating income (loss)	846,000	451,000	1,331,000	(1,861,000)
Other income, net	15,000	2,000	27,000	7,000

Income (loss) before income taxes	861,000	453,000	1,358,000	(1,854,000)
Income tax expense (benefit)	216,000	2,000	365,000	(580,000)

Net income (loss)	$645,000	$451,000	$993,000	$(1,274,000)

Net income (loss) per share:
Basic	$0.05	$0.04	$0.08	$(0.10)
Diluted	$0.05	$0.04	$0.08	$(0.10)

Shares used in calculation of net income (loss) per share:
Basic	11,729,000	11,758,000	11,784,000	11,698,000
Diluted	12,012,000	11,777,000	12,026,000	11,698,000

SELECTED BALANCE SHEET DATA
	(Unaudited)
	September 30,	December 31,
	2018	2017

Cash and cash equivalents	$7,590,000	$4,695,000
Working capital	12,703,000	11,833,000
Total assets	23,763,000	21,688,000
Total liabilities	7,946,000	6,847,000
Shareholders' equity	15,817,000	14,841,000

Working capital represents current assets less current liabilities.